    As filed with the Securities and Exchange Commission on November 24, 1999
                                                   Registration No. 333-84125
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                 AMENDMENT NO. 1
                                       to
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                             TELENETICS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

        CALIFORNIA                                             33-0061894
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630
                                 (949) 455-4000
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                               ------------------

      MICHAEL ARMANI, PRESIDENT                              COPIES TO:
    AND CHIEF EXECUTIVE OFFICER                         LARRY A. CERUTTI, ESQ.
      TELENETICS CORPORATION                         CRISTY LOMENZO PARKER, ESQ.
         25111 ARCTIC OCEAN                               RUTAN & TUCKER, LLP
   LAKE FOREST, CALIFORNIA  92630                    611 ANTON BLVD., SUITE 1400
           (949) 455-4000                           COSTA MESA, CALIFORNIA 92626
(Name, Address, Including Zip Code, and                    (714) 641-3450
     Telephone Number, Including
  Area Code, of Agent for Service)
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class of        Amount To Be       Proposed Maximum Offering          Proposed Maximum               Amount of
       Securities             Registered(1)          Price Per Share(2)         Aggregate Offering Price(2)     Registration Fee(3)
    To Be Registered
=================================================================================================================================

Common Stock,                2,444,891 shares          $1.45                     $3,545,092                           $985.54
no par value
=================================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c), on the basis of the average of the bid and asked price per share as reported for such securities by the OTC Electronic Bulletin Board on November 19, 1999.
(3) A registration fee in the amount of $1,254.16 has previously been paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS
                             TELENETICS CORPORATION

                        2,444,891 SHARES OF COMMON STOCK

         This Prospectus relates to an offering of up to shares of our company's common stock, no par value. The offering consists of the periodic sale by certain persons or entities listed in the "Selling Security Holders" section of this Prospectus of up to 1,031,593 shares of common stock that may be issued upon exercise of outstanding warrants that were issued in three private placement transactions, up to 756,884 shares of common stock that may be issued upon conversion of shares of our Series A 7.0% Convertible Redeemable Preferred Stock (the "preferred stock") that were issued in two private placement transactions, up to 545,820 shares of common stock issued in connection with the exercise of warrants and options that were issued in four private placement transactions and 110,594 shares of common stock issued in connection with the acquisition of certain assets of another company (collectively, the "Shares"). Our common stock trades on the OTC Bulletin Board under the symbol "TLNT." On November 19, 1999, the average of the bid and asked prices of our common stock on the OTC Bulletin Board was $1.45 per share.

         We will not receive any portion of the proceeds from the sale of the Shares offered by this Prospectus. The Selling Security Holders will receive all the net proceeds from the sale of the Shares and pay all selling commissions, if any, applicable to any sale. We are responsible for payment of all other expenses incident to the offer and sale of the Shares.

         The Selling Security Holders may sell their Shares from time to time directly to purchasers or through agents, underwriters or dealers. Such sales may occur in one or more transactions on the OTC Bulletin Board, in negotiated transactions, in private transactions, or otherwise, or in a combination of these methods of sale. These sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. More information is provided in the section titled "Plan of Distribution."


             SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.


         The information in this Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               ___________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   This Prospectus is dated November __, 1999

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. You can also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Security Holders will not make an offer of the Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

         o Transition Report on Form 10-KSB for the nine months ended December 31, 1998.

         o         Quarterly Report on Form 10-QSB for the quarter ended March
                   31, 1999.

         o         Quarterly Report on Form 10-QSB for the quarter ended June
                   30, 1999.

         o Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

         o Quarterly Report on Form 10-QSB/A No. 1 for the quarter ended September 30, 1999.

         o         Current Report on Form 8-K filed with the SEC on January 13,
                   1999.

         o         Current Report on Form 8-K filed with the SEC on January 22,
                   1999.

         o         Current Report on Form 8-K filed with the SEC on July 15,
                   1999.

         We also incorporate by this reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Documents filed with the SEC after the date of this Prospectus are made a part of this Prospectus as of the date such documents are filed with the SEC.

         Any statement in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded to the extent that a statement contained in this Prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes such statement. If any statement is so modified or superseded, it does not constitute a part of this Prospectus, except as so modified or superseded.

         You may request a copy of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, at no cost, by writing to or telephoning us at the following address:

                               Telenetics Corporation
                               Attention: David Stone, Chief Financial Officer 25111 Arctic Ocean
                               Lake Forest, California 92630
                               (949) 455-4000

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase any shares of our common stock.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT WHICH MAY CONTINUE IN THE FUTURE AND WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR SHAREHOLDERS

         We have incurred net losses in each fiscal year since our inception, with the exception of the fiscal year ended March 31, 1998, in which we realized nominal net income of $93,654. For the nine month transition period ended December 31, 1998, we reported a net loss of $249,306. Our accumulated deficit through December 31, 1998 was $11,610,638, and as of that date we had a total shareholders' deficit of $508,256. We realized net income of $3,065 for the nine month period ended September 30, 1999, as compared to incurring a net loss of $584,367 for the nine month period ended September 30, 1998. We incurred a net loss of $268,416 for the three month period ended September 30, 1999, as compared to a net loss of $305,646 for the three month period ended September 30, 1998. We realized net income of $271,481 for the six month period ended June 30, 1999, incurred a net loss of $128,952 for the three month period ended June 30, 1999, realized net income of $380,260 for the three month period ended December 31, 1998 and incurred a net loss of $323,920 for the three month period ended June 30, 1998. Our accumulated deficit through September 30, 1999 was $11,625,586, and as of that date, we had shareholders' equity of $1,777,801. These losses may continue in the future, and therefore we cannot assure you that we will ever maintain profitable operations in the future.

WE MAY NEED AND BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD DILUTE OUR SHAREHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS

         Historically, we have relied upon cash from financing activities to fund most of the cash requirements of our company's operating and investing activities. Although we have been able to generate some cash from our operating activities in the past, we cannot assure you that we will be able to continue to do so in the future. We do not believe that cash flow from operations and our revolving line of credit with Celtic Capital Corporation alone will be adequate to fund all of our operations for the next twelve months. We will require additional sources of liquidity through debt and/or equity financing. Any future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. Any future financing may also dilute existing shareholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY NEGATIVELY IMPACT OUR STOCK PRICE

         Our quarterly results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond our control, including the timing and nature of revenues from product sales that are recognized during any particular quarter, the impact of price competition on our average selling prices, the availability and pricing of components for our products, market acceptance of new product introductions by us and our competitors, the timing of expenditures in anticipation of future sales, product returns, the financial health of our customers, the overall state of the modem and wireless communication and device products industry and economic conditions generally. The volume and timing of orders received during a quarter are difficult to forecast. As a result, it is likely that in some future periods our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely be materially and adversely affected.

OUR LACK OF DIVERSIFICATION MAY AFFECT OUR BUSINESS IF DEMAND IS REDUCED

         Our business is primarily centered on the sale of modems, which typically accounts for over 90% of our total revenues. Although our customers typically standardize the unique or special components that are manufactured for them by or through us to be incorporated in the customers' end product, in most cases we do not have long-term contracts with our customers. Accordingly, we are highly dependent on the successful sales of these types of products. A significant reduction in sales of these products resulting from changes in the industry, including the entry of new competitors into the market, from the introduction of new or improved technology or an unanticipated shift in the needs of our customers, or for other reasons, would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE RELY ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

         We derive a significant portion of our revenues from a relatively limited number of customers. We anticipate that our five or six largest customers will continue to account for the majority of our revenues for the foreseeable future. The loss of any one or more of these major customers would likely have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS

         The major components of our products include circuit boards, microprocessors, chipsets and memory components. Most of these components are available from multiple sources. However, certain components used in our products are currently obtained from single or limited sources. Certain modem chipsets used in our company's data communications products have been in short supply and are frequently on allocation by semiconductor manufacturers. Similar to others in the modem industry, we have, from time to time, experienced difficulty in obtaining certain components. Our company does not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that these suppliers will continue to meet our requirements. Shortages of components could not only limit our production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to utilize higher cost substitute components. An extended interruption in the supply of any of these components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations. While we believe that with respect to our single source components we could obtain similar components from other sources, we could be required to alter product designs to use alternative components. There can be no assurance that severe shortages of components will not occur in the future that could increase the cost or delay the shipment of our products and have a material adverse effect on our financial condition and results of operations. Significant increases in the prices of these components could also have a material adverse effect on our results of operations because we may not be able to adjust product pricing to reflect the increases in component costs.

WE RELY HEAVILY ON OUR KEY EMPLOYEES, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board, President and Chief Executive Officer, Michael A. Armani, and our Chief Financial Officer, David Stone. The loss of either Mr. Armani or Mr. Stone or one or more other key members of management could have a material adverse effect on our company. We have not entered into any employment agreement with Mr. Armani or any other officer of our company other than a written employment offer with Mr. Stone. We do not maintain key-man life insurance policies on any member of management.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE, AND OUR GROWTH PROSPECTS COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE ARE UNSUCCESSFUL IN OUR EFFORTS TO COMPETE

         The modem and wireless communication and device products industry is intensely competitive and characterized by rapid technological advances and changes in industry standards, resulting in constant pricing pressures. These changes also result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other data communications products. If we were to fail to keep pace with technological advances, our competitive position and results of operations would be adversely affected.

         Although management believes that our products are marketed and sold primarily within a relatively narrow scope of market segments with only a handful of known direct competitors, such as CellNet, Itron, eT Communication, Dataforth (Europe), Teltone, Dymec and Cermeteck, our competitors in the general modem and data communications products industry include many large, well-known companies such as Boca Research, Zoom Telephonics, Inc., Diamond Multimedia, GVC, Global Village, Motorola, Newcom and 3Com Corp. These companies and some of our other existing competitors have significantly more financial, engineering, product development, manufacturing and marketing resources than our company. Although we are not aware of any announcements or published plans of any of these companies to enter into the industrial automation modem markets, any of these companies could enter one or more of our markets at any time. The entry into the industrial automation modem markets by one or more of these companies would likely have a material adverse effect on our competitive position and results of operations. In addition, the difficult modem environment during the past several years may bring on a period of consolidation that has possible benefits, but also has risks.

         Our products compete on the basis of product features, price, quality, reliability, brand name recognition, product breadth, developed sales channels, product documentation, product warranties and technical support and service. We believe that we are competitive in each of these areas. However, there can be no assurance that competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices, or that other changes in market conditions or technology will not adversely affect our ability to compete successfully in the future.

BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THESE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION

         We do not hold any patents. We currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Historically, management of our company believed that because of the rapid pace of technological change in the modem and wireless communication and device products industry, the legal intellectual property protection for our company's products is a less significant factor in our success than the knowledge, abilities and experience of our employees, the frequency of our product enhancements, the effectiveness of our marketing activities and the timeliness and quality of our support services. However, we now believe that several of our current products and some products in development could benefit from patent protection. Accordingly, we have retained the services of a patent and trademark law firm to file patent applications for those products with the U.S. Patent and Trademark Office and have several patents pending. Although we rely to a great extent on trade secret protection for much of our technology, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors or customers will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

         We own, license or have otherwise obtained the right to use certain technologies incorporated in our products. In addition, we purchase modem chipsets that incorporate sophisticated modem technology. Although we have not to date received any infringement claims, we may in the future receive infringement claims from third parties relating to our products and technologies. In such event, we intend to investigate the validity of any such claims and, if we believe the claims have merit, we intend to respond through licensing or other appropriate actions. Certain of these claims may relate to technology included in modem chipsets or other components purchased by us from third party vendors for incorporation into our products. In such event, we would forward these claims to the appropriate vendor. If we or our component manufacturers were unable to license or otherwise provide any such necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against us, all of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

THERE ARE RISKS THAT OUR PRODUCTS MAY BE RETURNED BY OUR CUSTOMERS

         We are exposed to the risk of product returns from our customers as a result of returns due to defective products or product components. Returned used products are tested, repaired and used as warranty replacements. Products returned to us due to faulty work by our subcontractors are returned to the subcontractors for credit against future purchase orders. Historically, product returns have not had a material impact on our operations or financial condition. While we believe that product returns should not be material in future periods, it is expected that a relatively modest number of returns will continue. However, there can be no assurance that significant levels of product returns will not occur in the future, which may have a material adverse effect on our operations.

OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR BUSINESS

         Our strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources. While we believe that we have established a significant infrastructure to support growth, our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salesperson and other personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, financial condition and results of operations could be adversely affected.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY WHICH COULD RESULT IN LITIGATION AGAINST US

         There is currently an extremely limited trading market for our common stock. After being de-listed from the Nasdaq National Market System in 1991 and prior to October 16, 1998, our common stock had been quoted only sporadically from time to time in the over-the-counter market in the "pink sheets," an ad hoc forum for quotations of securities prices intended to match potential buyers and sellers, which is not monitored or supervised by any regulatory authority or agency. On October 16, 1998, our common stock began trading on the OTC Electronic Bulletin Board under the symbol "TLNT." There can be no assurance that any regular trading market for our common stock will develop or, if developed, will be sustained. The trading prices of our common stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, material announcements of technological innovations, price reductions, significant customer orders or establishment of strategic partnerships by us or our competitors or providers of alternative products, general conditions in the modem and data communications industry, or other events or factors, many of which are beyond our control. In addition, the stock market as a whole and individual stocks have experienced extreme price and volume fluctuations, which have often been unrelated to the performance of the related corporations. Our operating results in future quarters may be below the expectations of market makers, securities analysts and investors. In any such event, the price of our common stock will likely decline, perhaps substantially. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to our company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. We have performed a review of our internal systems to identify and resolve the effect of Year 2000 software issues on the integrity and reliability of our financial and operational systems.

         Based on this review, our management believes that our internal systems are substantially compliant with Year 2000 issues. In addition, we are also communicating with our principal service providers to ensure Year 2000 issues will not have an adverse impact on us. If we, and third parties upon which we rely, are unable to address this issue in a timely manner, it could result in a material financial risk to us. In order to assure that this does not occur, we plan to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND THEREFORE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY FORWARD-LOOKING STATEMENTS

         Some statements contained in this Prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in this Prospectus that are not historical facts. When used in this Prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Shares by the Selling Security Holders. In the event that warrants to purchase common stock are exercised, we may receive proceeds from such exercise. We intend to use the proceeds received from the exercise of the warrants, if any, for general corporate purposes.

                  RESALES OF SHARES COVERED BY THIS PROSPECTUS

         This Prospectus covers the resale by the Selling Security Holders of an aggregate of up to 1,031,593 shares of common stock that may be issued upon exercise of outstanding warrants that were issued in three separate private placement transactions not involving a public offering, up to 756,884 shares of common stock that may be issued upon conversion of our preferred stock that were issued in two private placement transactions not involving a public offering, up to 545,820 shares of common stock that were issued in connection with the exercise of warrants and options that were issued in four private placement transactions not involving a public offering and up to 110,594 shares of common stock issued in a private placement transaction not involving a public offering in connection with the acquisition of certain assets of Sierra Digital Communications, Inc. This Prospectus does not cover the sale or other transfer of warrants or options or the issuance of shares of common stock to holders of warrants or options upon exercise or to holders of preferred stock upon conversion. If a Selling Security Holder transfers such holder's warrants or options or preferred stock prior to exercise or conversion, as the case may be, the transferee of the warrants, options or preferred stock may not sell the shares of common stock issuable upon exercise of the warrants or options or conversion of the preferred stock pursuant to this Prospectus unless this Prospectus is appropriately amended or supplemented by us.

         All of the warrants and preferred stock contain anti-dilution and adjustment provisions providing for the adjustment of the underlying shares and/or the exercise or conversion price upon the occurrence of certain events, including recapitalizations, reclassifications, share dividends, share splits or combinations, mergers or acquisitions or similar transactions. In the event of the liquidation, dissolution or winding up of our company, holders of the warrants will not be entitled to receive any of our assets available for distribution to the holders of common stock, while holders of our preferred stock will receive assets available for distribution prior to the holders of common stock.

         In the event of any reclassification, capital reorganization or other similar change of our outstanding common stock, any consolidation or merger involving our company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding common stock) or a sale or conveyance to another corporation of all or substantially all of the property of our company, each of the warrants and shares of preferred stock will thereupon become exercisable or convertible, as the case may be, for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of common stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such warrant or upon conversion of such preferred stock, as the case may be, would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. However, this Prospectus covers only our common stock, and any other securities received upon exercise of the warrants or upon conversion of the preferred stock are not covered hereby.

         For the life of the warrants and for the period a shareholder holds shares of our preferred stock, the holders thereof have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the warrants or conversion of the preferred stock. The holders of the warrants may be expected to exercise at times when the exercise price is less than the market price for our common stock, with resulting dilution in the interests of our shareholders. Similarly, the holders of preferred stock may be expected to voluntarily convert their shares of preferred stock for common stock when the conversion price is less than the market price for our common stock. Further, the terms on which we could obtain additional capital during the life of the warrants and the period during which the preferred stock remains outstanding may be adversely affected.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information as of November 22, 1999, with respect to each Selling Security Holder for whom we are registering Shares for resale to the public. We will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.

                                    SHARES OF COMMON            SHARES OF COMMON             SHARES OF COMMON
           NAME OF                 STOCK BENEFICIALLY             STOCK BEING               STOCK BENEFICIALLY
           SELLING                   OWNED PRIOR TO             OFFERED PURSUANT                OWNED AFTER
       SECURITY HOLDER              THIS OFFERING(1)           TO THIS PROSPECTUS               OFFERING(2)
     ------------------            ------------------          ------------------           ------------------
                                      NUMBER        PERCENT                                 NUMBER       PERCENT
                                      ------        -------                                 ------       -------

Shala Shashani (3)                 2,017,477         20.31%                50,000 (4)    1,967,477        19.81%
Dolphin Offshore
   Partners, L.P. (5)                800,000          7.46%               800,000 (6)        -               -
Harvey Bibicoff (7)                  623,478          6.12%               522,858 (8)     100,620          1.01%
George Levy (9)                      390,302          3.89%               182,500(10)     207,802          2.09%
Carl Shaifer (11)                    316,691          3.19%                 5,800(12)     310,891          3.13%
Peter K. Nitz                        135,642          1.35%                97,142 (6)      38,500            *
Taglich Brothers,
   D'Amadeo, Wagner &
   Company, Inc. (13)                114,286          1.14%               114,286 (6)        -               -
Jerry D. Moen                        104,571          1.05%                63,571(14)     41,000             *
Sandra K. Nitz                        59,572              *                38,572 (6)     21,000             *
T. Brent Henderson                    58,207              *                58,207 (4)        -               -
Dennis and Barbara Stead              57,701              *                10,000(12)     47,701             *
Shadow Capital LLC                    57,142              *                57,142 (6)        -               -
Danny G. Snow                         54,292              *                26,071(15)     28,221             *
Michael Associates                    50,285              *                50,285(16)        -               -
Michael N. Taglich (17)               42,539              *                42,539 (6)        -               -
Robert F. Taglich (17)                42,537              *                42,537 (6)        -               -
Terri MacInnis (7)                    40,000              *                40,000 (4)        -               -
Drew Lance                            33,313              *                33,313 (4)        -               -
Craig Cohen (18)                      30,000              *                30,000 (4)        -               -
Vincent P. Pipia (18)                 30,000              *                30,000 (4)        -               -
Delbert M. Robben (19)                34,391              *                26,071(15)      8,320             *
Lesly Pompy                           20,000              *                20,000(12)        -               *
Stanford C. Stoddard                  20,000              *                10,000(12)     10,000             *
David E. Landau                       16,000              *                10,000(12)      6,000             *
Douglas E. Hailey (17)                15,456              *                15,456(12)        -               -

                                    SHARES OF COMMON            SHARES OF COMMON             SHARES OF COMMON
           NAME OF                 STOCK BENEFICIALLY             STOCK BEING               STOCK BENEFICIALLY
           SELLING                   OWNED PRIOR TO             OFFERED PURSUANT                OWNED AFTER
       SECURITY HOLDER              THIS OFFERING(1)           TO THIS PROSPECTUS               OFFERING(2)
     ------------------            ------------------          ------------------           ------------------
                                      NUMBER        PERCENT                                 NUMBER       PERCENT
                                      ------        -------                                 ------       -------

Hal Tenney                            15,142              *                15,142 (4)        -               -
Joseph G. D'Amadeo (17)               13,967              *                13,967(12)        -               -
Linda M. Berglas                      10,000              *                10,000(12)        -               -
Dan Charny                            10,000              *                10,000 (4)        -               -
Perry Sendukas                        10,000              *                10,000(12)        -               -
Robert McLean                          3,932              *                 3,932 (4)        -               -
William G. Ryon (17)                   2,500              *                 2,500(12)        -               -
Richard C. Oh (17)                     2,000              *                 2,000(12)        -               -
Vincent M. Palmieri (17)               1,000              *                 1,000(12)        -               -

---------------
   *     Less than 1%.
  (1) Based on an aggregate of 9,923,579 shares of common stock issued and outstanding as of November 22, 1999. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to our company by such beneficial owners.
  (2)    Assumes that all of the shares are sold pursuant to this Prospectus.
  (3) Ms. Shashani is the Secretary and a director of our company. Shares of common stock beneficially owned prior to this offering include 400,000 shares held of record by Ms. Shashani's son and daughter.
  (4)    Entire amount represents shares of common stock.
  (5) Peter E. Salas, general partner of Dolphin Offshore Partners, L.P., has sole voting and dispositive power over the securities owned.

   (6) Entire amount represents shares of common stock issuable upon exercise of warrants and conversion of preferred stock.
   (7) Individual is an employee or principal of Bibicoff & Associates, Inc., our company's prior investor relations and fund raising consultant.
   (8) Represents (i) 260,000 shares of common stock, (ii) 191,429 shares of common stock issuable upon exercise of warrants and (iii) 71,429 shares of common stock issuable upon conversion of preferred stock.
   (9) Mr. Levy is a director of our company. Shares of common stock beneficially owned prior to this offering include 10,000 shares of common stock held of record by Mr. Levy's spouse.
  (10) Represents (i) 70,000 shares of common stock, (ii) 52,500 shares of common stock issuable upon exercise of warrants and (iii) 60,000 shares of common stock issuable upon conversion of preferred stock.
  (11) Mr. Shaifer acts as an advisor to the board of directors of our company and is a former director of our company. Shares of common stock beneficially owned prior to this offering include 217,967 shares of common stock held of record by Mr. Shaifer's spouse.
  (12) Entire amount represents shares of common stock issuable upon exercise of warrants.
  (13) Taglich Brothers, D'Amadeo, Wagner & Company, Inc. is an NASD registered broker-dealer that acted as placement agent for our company in connection with our company's private placement of preferred stock in April 1999.
  (14) Represents (i) 20,000 shares of common stock, (ii) 15,000 shares of common stock issuable upon exercise of warrants and (iii) 28,571 shares of common stock issuable upon conversion of preferred stock.
  (15) Represents (i) 10,000 shares of common stock, (ii) 7,500 shares of common stock issuable upon exercise of warrants and (iii) 8,571 shares of common stock issuable upon conversion of preferred stock.
  (16) Represents (i) 15,820 shares of common stock, (ii) 11,865 shares of common stock issuable upon exercise of warrants and (iii) 22,600 shares of common stock issuable upon conversion of preferred stock.
  (17) The individual is or was an employee, officer or principal of Taglich Brothers, D'Amadeo, Wagner & Company, Inc.
  (18) Messrs. Pipia and Cohen are strategic planning consultants to our company. Mr. Pipia is a registered representative of H.D. Brous & Co., which is a member of NYSE, NASD and SIPC.
  (19) Shares of common stock beneficially owned prior to this offering include 240 shares held of record by Mr. Robben's spouse.

         We will prepare and file such amendments and supplements to the Registration Statement as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act") to keep it effective until the earlier to occur of (i) the date as of which all Shares may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, pursuant to Rule 144 under the Securities Act or (ii) the date as of which all Shares offered hereby have been resold. We have agreed to pay the expenses, other than broker discounts and commissions, if any, in connection with this Prospectus.

                              PLAN OF DISTRIBUTION

         We have no specific information concerning whether or when any offers or sales of Shares covered by this Prospectus will be made, or if made, what the price, terms or conditions of any such offers or sales will be. Based on information available to us, it is our understanding that the Selling Security Holders may offer and sell the Shares in one or more transactions either: (i) by one or more broker-dealers as agents for the Selling Security Holders at a price or prices related to the then current market price of the common stock on the OTC Bulletin Board, with such commission to be paid by the Selling Security Holders to the broker-dealers as shall be agreed upon by them; or (ii) by the Selling Security Holders to the broker-dealers (for resale by the broker-dealers as principals) at a price or prices related to the then current market price of our common stock, less such discount, if any, as shall be agreed upon by the Selling Security Holders and the broker-dealers; or (iii) directly, at prices and on terms to be determined at the time of sale; or (iv) by a combination of the methods described above. In effecting sales, broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in resales. Shares may also be offered or sold as described above by pledgees, donees, transferees, or other successors in interest to the Selling Security Holders, subject to any appropriate amendment or supplement to this Prospectus.

         We will bear the expense of preparation and filing of the registration statement (of which this Prospectus is a part) and certain other expenses. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Security Holders.

         In connection with distributions of the Shares or otherwise, the Selling Security Holders may sell Shares short and redeliver the Shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Security Holders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         We have agreed to indemnify certain Selling Security Holders and each of such Selling Security Holder's officers, directors and partners and any person who controls such Selling Security Holder against liabilities under the Securities Act, and to contribute to payments such Selling Security Holder and such persons may be required to make in respect thereof. The Selling Security Holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities under the Securities Act.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts, or concessions from Selling Security Holders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Security Holders also may be considered "underwriters" within the meaning of the Securities Act. See the section entitled "Selling Security Holders" for information concerning the beneficial ownership of our securities by such Selling Security Holders.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the Shares offered pursuant to this Prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP and by George F. Rombach, CPA, independent certified public accountants, to the extent and for the periods set forth in the respective reports of such firms contained in our Transition Report on Form 10-KSB for the nine months ended December 31, 1998. All such financial statements have been included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Restated and Amended Articles of Incorporation provide that the liability of our company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our company for breach of a director's duties to our company or our shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
(ii) for acts or omissions that a director believes to be contrary to the best interests of our company or our shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to our company or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to our company or our shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to our company or our shareholders; and (vi) for engaging in transactions described in the California Corporations Code or California case law which result in liability, or approving the same kinds of transactions.

         The Restated and Amended Articles of Incorporation also provide that our company is authorized to provide indemnification to its agents, as defined in Section 317 of the California Corporations Code, through our Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to our company and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         Our Restated and Amended Bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the Restated and Amended Bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made: (a) by our Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding which is the subject of the request for indemnification, or (b) if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by a majority of the shareholders.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Certain of the Selling Security Holders and our company each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act, and to contribute to payments such persons may be required to make in respect thereof. The obligation of certain of the Selling Security Holders that have agreed to indemnify our company is limited to an amount equal to the proceeds such Selling Security Holder receives from the sale of shares of our common stock pursuant to this Prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only when it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                            ------------------------

                                TABLE OF CONTENTS
                                                                      PAGE
                                                                      ----

Available Information.................................................. 2
Incorporation of Certain Documents
  By Reference......................................................... 3
Risk Factors........................................................... 4
Use of Proceeds........................................................10
Resales of Shares Covered by this
  Prospectus...........................................................10
Selling Security Holders...............................................12
Plan of Distribution...................................................15
Legal Matters..........................................................16
Experts................................................................16
Indemnification of Directors and Officers..............................17

                            ------------------------


                                2,444,891 Shares





                             TELENETICS CORPORATION





                                  COMMON STOCK





                                -----------------
                                   PROSPECTUS
                                -----------------





                                November __, 1999

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the Offering described in this Registration Statement:

         SEC registration fee............................    $  1,255
         NASD filing fee.................................           0
         Printing and engraving expenses.................       2,000
         Legal fees and expenses.........................      35,000
         Blue Sky fees and expenses......................       7,500
         Accounting fees and expenses....................      12,000
         Miscellaneous...................................       5,000
                                                             ----------
             Total.......................................    $ 62,755

All of the above expenses will be paid by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Restated and Amended Articles of Incorporation limit, to the maximum extent permitted by California law, the personal liability of directors for monetary damages in an action brought by or in the right of the Registrant for breach of a director's duties to the Registrant or its shareholders, except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omission that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders; and (vi) for engaging in transactions described in the California Corporations Code or California case law which result in liability, or approving the same kinds of transactions.

         The Registrant's Restated and Amended Articles of Incorporation also authorize the Registrant to provide indemnification to its agents, as defined in
Section 317 of the California Corporations Code, through the Registrant's Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to the Registrant and its shareholders, in excess of the indemnification to agents or both, for breach of duty to the Registrant and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         The Registrant's Restated and Amended Bylaws provide for indemnification of the Registrant's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law.

         Certain of the Selling Security Holders and the Registrant each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to contribute to payments such persons may be required to make in respect thereof. The obligation of certain of the Selling Security Holders that have agreed to indemnify the Registrant is limited to an amount equal to the proceeds such Selling Security Holder receives from the sale of shares of common stock pursuant to this registration.

ITEM 16.  EXHIBITS.

         EXHIBIT NO.                                 DESCRIPTION
         -----------                                 -----------
         4.1................................         Restated and Amended Articles of Incorporation of
                                                     the Registrant*

         4.2................................         Restated and Amended Bylaws of the Registrant*

         4.3................................         Certificate of Determination of Rights, Preferences,
                                                     Privileges and Restrictions of Series A 7.0%
                                                     Convertible Redeemable Preferred Stock of the
                                                     Registrant*

         4.4................................         Preferred Stock Purchase Agreement dated April 9,
                                                     1999 between the Registrant and certain Selling
                                                     Security Holders named therein***

         4.5................................         Preferred Stock Purchase Agreement dated April 15,
                                                     1999 between the Registrant and certain Selling
                                                     Security Holders named therein***

         4.6................................         Letter Agreement dated October 20, 1998 between
                                                     Bibicoff & Associates, Inc. and the Registrant***

         4.7................................         Registration Rights Agreement dated July 26, 1999
                                                     between the Registrant and Robert McLean***

         4.8................................         Registration Rights Agreement dated July 26, 1999
                                                     between the Registrant and T. Brent Henderson***

         4.9................................         Registration Rights Agreement dated July 26, 1999
                                                     between the Registrant and Drew Lance***

                                      II-2


         4.10...............................         Registration Rights Agreement dated July 26, 1999
                                                     between the Registrant and Hal Tenney***

         4.11...............................         Form of Certificate for Common Stock Purchase
                                                     Warrants issued by the Registrant in connection
                                                     with the making of 10% Subordinated Unsecured
                                                     Promissory Notes due 2000***

         4.12...............................         Form of Common Stock Purchase Warrant issued by
                                                     the Registrant to investors in connection with the
                                                     sale of Series A Preferred Stock***

         4.13...............................         Form of Common Stock Purchase Warrant issued by
                                                     the Registrant to the placement agent in connection
                                                     with the sale of Series A Preferred Stock***

         5.1................................         Opinion of Rutan & Tucker, LLP****

         23.1...............................         Consent of BDO Seidman, LLP, independent certified
                                                     public accountants

         23.2...............................         Consent of George F. Rombach, CPA, independent
                                                     certified public accountant

         23.3...............................         Consent of Rutan & Tucker, LLP (contained in the
                                                     opinion included as Exhibit 5.1)****


---------------
* Filed as an exhibit to the Registrant's Form 10-KSB for the nine month transition period ended December 31, 1998 and incorporated herein by reference.
** Filed as an exhibit to the Registrant's Form 10-KSB for the fiscal year ended March 31, 1998 and incorporated herein by reference.
*** Filed as an exhibit to the Registrant's Form S-3 filed with the Commission on July 30, 1999 (Registration No. 333-84125).
**** Replaces draft which was inadvertently filed as an exhibit to the Registrant's Form S-3 filed with the Commission on July 30, 1999 (Registration No. 333-84125).


ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(c)      The undersigned Registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on November 23, 1999.

                                   TELENETICS CORPORATION


                                    By: /S/ MICHAEL A. ARMANI
                                       -----------------------------------------
                                       Michael A. Armani, President and Chief
                                       Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                      TITLE                           DATE
        ---------                      -----                           ----
/S/ MICHAEL A. ARMANI              President, Chief               November 23, 1999
-----------------------------      Executive Officer,
Michael A. Armani                  Chairman of the Board
                                   and Director (Principal
                                   Executive Officer)


/S/ DAVID L. STONE                 Chief Financial Officer        November 23, 1999
-----------------------------      (Principal Financial and
David L. Stone                     Principal Accounting
                                   Officer)


           *                       Secretary and Director         November 23, 1999
-----------------------------
Shala Shashani


           *                       Director                       November 23, 1999
-----------------------------
George Levy


           *                       Director                       November 23, 1999
-----------------------------
Edmund P. Finamore


           *                       Director                       November 23, 1999
-----------------------------
Thomas Povinelli


* By: /S/ MICHAEL A. ARMANI
     ------------------------
     Attorney-In-Fact

                                  EXHIBIT INDEX


   EXHIBIT
      NO.                  DESCRIPTION
      ---                  -----------

       5.1        Opinion of Rutan & Tucker, LLP (including consent)
      23.1 Consent of BDO Seidman, LLP, independent certified public accountants
      23.2 Consent of George F. Rombach, CPA, independent certified public accountant